Exhibit 10.1

Quality Care Properties, Inc.

7315 Wisconsin Ave., Suite 250-W

Bethesda, MD 20814

December 2, 2016

Mark Ordan

Address on file

Dear Mr. Ordan:

This letter sets forth the actions the Compensation Committee of Board of Directors of Quality Care Properties, Inc. (the “Company”) has taken under your employment agreement with the Company, dated as of August 3, 2016 and amended on October 3, 2016 (the “Employment Agreement”), including, among other things, the addition of the clawback provision described below.  Capitalized terms not otherwise defined in this letter shall have the meaning set for in your Employment Agreement.

1.                                      Completion Bonus and Related Clawback.  As contemplated by Section 3(e) of your Employment Agreement, the Compensation Committee has set the amount of your completion bonus at $3,000,000 (your “Completion Bonus”).  You have agreed that the Completion Bonus is subject to clawback as described in the following paragraph.

If you voluntarily terminate your employment with the Company other than for Good Reason or the Company terminates your employment for Cause at any time during the three-year period following the Effective Date, you will be obligated to repay to the Company a pro-rated portion of the Completion Bonus within 15 days after such termination of your employment.  The pro-rated amount you will be required to repay to the Company will be equal to the product of (a) the Completion Bonus and (b) a fraction, the numerator of which is 36 less the number of full months you worked for the Company after the Effective Date and the denominator of which is 36.  To the extent permitted by Section 409A of the Code, the Company may set off any other amounts owed to you to satisfy (in whole or in part) any obligation you may have under this paragraph.

The Completion Bonus will be payable as soon as practicable following (and subject to) confirmation of your agreement to this letter.

2.                                      Initial RSUs.  On November 29, 2016, the Company granted you restricted stock units with a grant date fair value of $3,000,000.  This award is in full satisfaction of the Company’s obligation under Section 3(c)(i) and constitutes your Initial RSUs.

3.                                      Initial Options, Adjustment Options and Pricing Committee.  To give effect to the change in capital structure of the Company from that contemplated by your Employment Agreement, your Initial Options will be in respect of 1,600,000 shares of Common Stock.  In light of the limits placed on the Initial RSUs, you will be granted additional stock options with a grant date fair value of approximately $1,750,000 (the “Adjustment Options”).  The Adjustment Options will be granted at the same time and have the same exercise price as your Initial Options.  The Pricing Committee for the Initial Options and the Adjustment Options will consist of three directors of the Board of Directors of the Company (and, for the avoidance of doubt, will not consist of any HCP, Inc. directors).

4.                                      Cliff Vesting of the Initial RSUs and Adjustment Options.  Your Initial RSUs and Adjustment Options will cliff-vest in full on the third anniversary of the applicable grant date.  Accordingly, except as set forth in the next sentence, if you cease to be employed by the Company (for any reason) before the applicable vesting date, your Initial RSUs and Adjustment Options will be forfeited.  Notwithstanding the foregoing, if the Company terminates your employment without Cause or you terminate your employment for Good Reason, in each case, on or within two years after a Change in Control of the Company, the Initial RSUs and Adjustment Options will vest in full as of such termination date.

5.                                      Clawback of the Initial Options.  For the avoidance of doubt, if your employment terminates (for any reason) during the first two years following the grant of your Initial Options, the Company may clawback your Initial Options (unless on or before termination they have become exercisable as a result of a Change in Control).

This letter amends your Employment Agreement and, except as modified herein, your Employment Agreement will remain in full force and effect.  The provisions in this letter relating to your equity awards will be reflected in the award agreements, which will be provided to you in connection with grant, will set forth additional terms and conditions and will govern your awards in all respects.

If you agree to the preceding, please acknowledge your agreement by promptly signing, dating and returning a copy of this letter, which will become a binding agreement on the Compensation Committee’s receipt.

Very truly yours,

/s/ Paul Klaassen
Paul Klaassen

Accepted and Agreed:

/s/ Mark Ordan	December 2, 2016
Mark Ordan	Date